Exhibit 10.1

FIRST MODIFICATION AGREEMENT OF

EXHIBITION TOUR AGREEMENT EX 2006A

Whereas, Premier Exhibitions, Inc. (“Premier”), Dr. Hongjin Sui (“Dr. Sui”) and Hoffen Global Ltd. (“Hoffen Global”) (collectively the “Parties”) entered into that certain Exhibition Tour Agreement on April 23, 2006 for the lease of human body specimens and human body parts known as EX2006A (hereafter the “2006A Contract”) and,

Whereas, on April 7, 2009, Hoffen Global and Dr. Sui did transfer and assign all of their right, title and interest in the 2006A Contract to Dalian Hoffen Biotechnique Co. Ltd. (“Dalian Hoffen”) with the consent of Premier, and Dalian Hoffen has assumed all of the rights and obligations of Hoffen Global pursuant to the 2006A Contract;

Now therefore, in consideration for the settlement of that certain civil litigation known as Civil Action No. 12-003007, filed in the Thirteenth Judicial Circuit of Hillsborough County, (the Florida Civil Action), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Premier and Dalian Hoffen do hereby AMEND the 2006A Contract as follows:

1. Except as modified by this Amendment, all provisions of the 2006A Contract remain unchanged.

2. All references to Hoffen Global or HGL in the 2006A Contract shall be deemed references to Dalian Hoffen.

3. Section 1.8 of the 2006A Contract shall be deleted in its entirety and replaced with the following paragraph 1.8 as follows:

1.8 “Term” shall mean the period commencing upon the signing of this Agreement and expiring one year (1) from date of signature, whereupon this Agreement shall automatically terminate without further notice by either party to the other unless this Agreement has been extended pursuant to the provision of Section 6.1 hereto.

4. Section 2.1 of the 2006A Contract shall be deleted in its entirety and replaced with the following paragraph 2.1 as follows:

2.1 The Parties agree that Premier, or any of the subsidiaries of Premier Exhibitions, Inc. shall have the exclusive rights to the territory of North America and the Non-Exclusive rights to the rest of the world (except China and Korea) to exhibit any and all polymer preserved human anatomical specimens provided by and to the Parties to this amendment agreement and to present exhibition of the specimens during the Term hereof, including any extensions of the Term made pursuant to this Agreement.

5. Paragraph 2.1.1 shall be deleted in its entirety. There shall be no rights of first refusal.

6. Paragraph 2.3 shall be deleted in its entirety and replaced with the following paragraph 2.3 as follows:

2.3 The working name for the Exhibition shall be “Bodies… the Exhibition.” Premier will agree not to exhibit the specimens of other providers under the name “Bodies…. The Exhibition” which has been used for the marketing of Dalian Hoffen’s specimens.

7. Paragraph 3.9 shall be deleted in its entirety and replaced with the following Paragraph 3.9:

3.9 Premier shall have the right to refurbish, alter or otherwise modify elements of the Display items or Specimens for use within an Exhibition. In this event, the whole set of specimens sets will not be required to be maintained together. Premier agrees, however, that it will not comingle the 2006A specimens with any other specimens provided to Premier by other providers. Premier will provide Dalian Hoffen periodic updates on the locations of the 2006A specimens.

8. Paragraph 3.12 shall be deleted in its entirety and replaced with the following paragraph 3.12 as follows:

3.12 At the time of this Amendment, Premier leases two sets of Specimens from Dalian Hoffen, one which is known as Specimen Set 2006A, which is the subject of the 2006A Contract, and one known as Specimen Set 2006B, which is the subject of the 2006B Contract, which is also being amended of even date with this same provision. The Parties agree that not later than 30 days after the end of the Term of this Agreement, or the Agreement known as Contract 2006B, whichever termination shall first occur, Premier shall ship the first set of returned specimens unconditionally to a port designated in advance by Dalian Hoffen, and shall pay the commercially reasonable costs of such shipment. For the second set of specimens returned, Dalian Hoffen will pay for the costs of the shipment.

9. Paragraph 4.4 shall be deleted in its entirety and replaced with the following Paragraph 4.4:

4.4 Dalian Hoffen will provide to Premier all available original certification documents and representations of the legal acquisition of any and all anatomical specimens provided by and to the Parties herein under any and all agreements between them related thereto including documents and / or representations that all of the specimens died of natural causes, that none of the specimens had AIDS or other contagious diseases, a donation certification from the donor if available, photographs, video footage, and a certificate of origin. Dalian Hoffen and Sui will produce all documents and information in its possession (and/or in the possession of any of his agents or affiliates) related to its procurement of the 2006A bodies and body parts.

10. Paragraph 4.8 shall be deleted and shall be replaced with the following paragraph 4.8:

4.8 Once a year, Dalian Hoffen shall conserve or repair as applicable, any specimens that require laboratory attention. Premier will reimburse Dalian Hoffen’s staff for the actual travel expenses incurred once annually, including hotel and $300 per day per person to maintain the specimens. Dalian Hoffen agrees that all travel and related expenses shall be pre-approved by Premier, such approval not to be unreasonably withheld, and will be paid within 21 days of travel completion.

11. Paragraphs 5.3 shall be deleted in its entirety and replaced with the following paragraphs 5.3, 5.3.1. 5.3.2 and 5.8 as follows:

5.3 Premier agrees to pay Dalian Hoffen and Dalian Hoffen agrees to accept a payment of Five Hundred Eighty Thousand U. S. Dollars ($580,000) each year for the term of this Agreement including all extensions thereof.

5.3.1 Payments will be made as follows: Each year during the term, Premier will transfer quarterly payments of One Hundred Forty Five Thousand ($145,000) to Dalian Hoffen’s designated account, less applicable U. S. withholding taxes. The first quarterly payment will be due on March 1, 2013 with subsequent quarterly payments due on June 1, September 1, and December 1, for so long as this Agreement, as extended, shall remain in effect.

5.3.2 In addition to the compensation set forth in paragraphs 5.3 and 5.3.1 above, Premier shall pay Dalian Hoffen within 30 days of the end of each year or option period, an amount equal to $1 per ticket for every ticket sold over 225,000 tickets per year, per contract. Premier will report attendance for its exhibitions for specimen sets to Dalian Hoffen at the end of each month. For purposes of this provision, the one year period will begin on the date of the execution of this agreement.

5.8 If any payment is delayed for seven (7) days or more, such delay will be deemed a material breach of this Agreement. Premier shall have the right to cure this breach by making payment within seven (7) days of receiving written notice by electronic mail to Premier’s counsel from Dalian Hoffen of the breach.

12. Paragraph 6.1 shall be deleted in its entirety and replaced with the following paragraphs 6.1:

6.1 Premier is hereby granted six (6) annual options (the “Annual Option(s)”) to extend the term of this Agreement for an additional period of one (1) year, each (the “Extension Period”). Extensions will be deemed to have been exercised unless Premier gives prior written notice to Dalian Hoffen 120 days prior to the expiration of the term.

13. Paragraph 7.1 shall be deleted in its entirety. There shall be no options except as set forth in this Amendment.

14. Paragraph 14.4 shall be deleted in its entirety and replaced with the following paragraph:

14.4 See Section 3.12 of this Agreement.

15. Paragraph 16.3 shall be amended to add new notice information for the parties as follows:

If to PREMIER: Premier Exhibitions, Inc., 3340 Peachtree Rd. Northeast, Suite 900, Atlanta, GA 30326.

If to DALIAN HOFFEN AND DR. SUI: No. 36 Guangyuan Street, Lushunkou Economic Development Zone, Dalian, 116052, P. R. China.

16. Paragraph 16.16 “Governing Law and Choice of Venue” shall be deleted in its entirety and replaced with the following paragraph 16.16:

16.16 This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Georgia, USA, without resort to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Georgia or the Fulton County Superior Court, and by execution and delivery of this Agreement, Dalian Hoffen consents to formal service for any future dispute which arises under this Agreement through Ezra B. Jones, III, or other appointed United States counsel. Dalian Hoffen, Dr. Sui and Premier hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Dalian Hoffen, Dr. Sui and Premier hereby irrevocably waive, in connection with any such action or proceeding: (i) trial by jury, (ii) any objection, including without limitation, any objection to the laying of venue, or based on the grounds of forum non- convien, which it may now or hereafter have, to the bringing of any such action or proceeding in such respective jurisdictions.

17. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. A signature transmitted by facsimile or in PDF format by electronic mail directly from an executing party shall be deemed to be an original signature for all purposes.

Wherefore, the parties have set their hands and seals this 21st day of February, 2013.

Premier Exhibitions, Inc.

By: /s/ Samuel S. Weiser
Its: President and CEO

Dalian Hoffen Biotechnique Co. Ltd.

By: /s/ Hong Jin Sui
Its: President